Exhibit 10.1
SUMMIT OFFICE LEASE
BETWEEN
ALISO VIEJO RP-V1, LLC, a Delaware limited liability company
(“LANDLORD”)
AND
AVANIR PHARMACEUTICALS, INC.,
a Delaware corporation
(“TENANT”)

(i)

SUMMIT OFFICE LEASE
     THIS SUMMIT OFFICE LEASE (the “Lease”) is made and entered into as of the 1st day of February, 2011, by and between ALISO VIEJO RP-V1, LLC, a Delaware limited liability company (“Landlord”), and AVANIR PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
1. Basic Lease Information.
1.1 Notice Addresses:
1. Landlord Address:
ALISO VIEJO RP-V1, LLC
c/o Parker Summit V, LLC
30 Enterprise, Suite 150
Aliso Viejo, California 92656
Attention: Principal — Leasing
2. Tenant Address:
On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:
AVANIR PHARMACEUTICALS, INC.
101 Enterprise, Suite 300
Aliso Viejo, California 92656
Attention: Christine Ocampo
1.2 “Project” means (i) the Building and the “Common Area(s)” (defined in Section 2.1 below), (ii) the land upon which the Building and Common Areas are located, (iii) the other office building located adjacent to the Building and the land upon which it is located, (iv) the parking structure serving the Building and adjacent building, and (v) at Landlord’s election, any additional real property or other buildings or other improvements added thereto outside of the Project.
1.3 “Building” shall mean the building in the Project located at 20 Enterprise, Aliso Viejo, California, and containing approximately 116,014 rentable square feet.
1.4 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the second (2nd) floor of the Building and known as suite number 200. The Premises contain approximately twenty nine thousand seven hundred ninety (29,790) rentable square feet (26,362 usable square feet).
1.5 “Term”: A period of sixty-five (65) months. The Term is estimated to commence on July 1, 2011 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end sixty-five (65) months thereafter (the “Termination Date”). If the Termination Date would occur on a day other than the last day of a calendar month, the Termination Date shall be extended such that it occurs on the last day of the month in which the Termination Date otherwise occurs. The actual Commencement Date shall be the date the Premises are “Ready for Occupancy” as provided in the Work Letter attached hereto as Exhibit D. At any time during the Lease Term, Landlord may deliver to Tenant a Commencement Letter, in the form attached hereto as Exhibit C (Commencement Letter), which notice Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.
1.6 “Base Rent”:

	Monthly Rate Per Rentable
Period/Months of Term	Square Foot	Monthly Base Rent
1 — 4	Free	Free
5 — 12	$1.03	$30,534.75
13 — 24	$2.11	$62,901.59
25 — 36	$2.17	$64,788.63
37 — 48	$2.24	$66,732.29
49 — 60	$2.31	$68,734.26
61 — 65	$2.38	$70,796.29
1.7 “Tenant’s Pro Rata Share” of Operating Expenses and Real Estate Taxes: 25.68%. Tenant’s Pro Rata Share is the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building and shall be adjusted to reflect any increase in the size of the Premises occurring during the Term of this Lease.
1.8 “Base Year” for Operating Expenses and Real Estate Taxes: 2011.
1.9 Intentionally Omitted.
1.10 “Letter of Credit”: See Section 6.
1.11 “Permitted Use”: General Office Use Only.
1.12 “Broker(s)”: CB Richard Ellis and UGL Equis, Corp.
1.13 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.
1.14 “Normal Business Hours” for the Building are 7:00 A.M. to 7:00 P.M. on Business Days and 8:00 A.M. to 2:00 P.M. on Saturdays.
1.15 “Landlord Work” means the work that Landlord is obligated to perform in the Premises pursuant to the Work Letter attached as Exhibit D.
1.16 “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of the City of Aliso Viejo, the County of Orange, the State of California and any other federal, state, municipal or other governmental entity, agency or authority with jurisdiction over the Project or the operations thereon.
1.17 “Guarantor(s)”: None.
2. Grant of Tenancy; Re-measurement Right.
2.1 Grant of Tenancy. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Project that are designated by Landlord for the common use of tenants and others, such as sidewalks, entrances and access roads, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”).
2.2 Re-Measurement. For purposes of this Lease, “rentable square feet” and “usable square feet” shall be calculated pursuant to Standard Method of Measuring Floor Area in Office Building, ANSI Z65.1 — 1996 (“BOMA”). The rentable and usable square feet of the Premises and the Building are subject to verification from time to time by Landlord’s space planner/architect and such verification shall be made in accordance with the provisions of this Section 2.2; provided, however, the Premises and Tenant’s Pro Rata Share shall not be subject to any such remeasurement during the initial Term. The determination of Landlord’s space planner/architect shall be conclusive and binding upon the parties. Following the initial Term, in the event that Landlord’s space planner/architect determines that the amounts thereof shall be different from those set forth in the Basic Lease Information, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the “Rent” as that term is defined in this Lease) shall be modified in accordance with such determination effective as of the date of such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.
3. Actual Commencement Date; Possession.
3.1 Substantial Completion of Premises. If Landlord is required to perform any Landlord Work pursuant to the terms of the Work Letter attached hereto as Exhibit D, the actual “Commencement Date” of the Lease shall be deemed to occur upon which the Premises are “Ready for Occupancy” as provided in the Work Letter.
3.2 Turnover of Premises. Subject to Landlord’s obligation, if any, to perform Landlord Work and Landlord’s obligations under Section 10.2 below, the Premises are accepted by Tenant in “as is” condition and configuration. Subject to Landlord’s obligation, if any, to perform Landlord Work and Landlord’s obligations under Section 10.2 below, by taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises, the Building or the Project. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. If Landlord is not required to substantially complete Landlord Work before the Commencement Date, the Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party, and the Termination Date, at the option of Landlord, may be postponed by an equal number of days. In the event that the Premises are not Ready for Occupancy (as defined in the Work Letter) by September 1, 2011 (the “Rent Credit Date”) for reasons other than delays caused by Tenant (including delays due to Tenant’s early entry pursuant to Section 3.4 below and/or delays specified in Section 5.2 of the Work Letter attached hereto as Exhibit D) or Tenant’s default hereunder or by Force Majeure (as defined in Section 27.6 hereof), Tenant’s sole and exclusive remedy (other than the right to terminate described in the paragraph below) shall be a credit against Rent (hereafter defined) in the amount of one (1) day’s worth of Rent for each day following the Rent Credit Date that the Commencement Date does not occur.

In the event that the Premises are not Ready for Occupancy by October 1, 2011 (the “Outside Date”), subject to extension by reasons of delays caused by Tenant (including delays due to Tenant’s early entry pursuant to Section 3.4 below and/or delays specified in Section 5.2 of the Work Letter attached hereto as Exhibit D) or Tenant’s default hereunder, or by Force Majeure, then Tenant, as it sole and exclusive remedy, shall have the right, but not the obligation, to terminate this Lease by delivering written notice to Landlord prior to the Commencement Date, in which event this Lease and Tenant’s obligations hereunder shall terminate as of the thirty-first (31st) day following Landlord’s receipt of such written notice from Tenant and all liability by reason of the Lease shall cease except such liability as expressly survives termination. Notwithstanding the foregoing, Landlord may void such right of Tenant to terminate the Lease if Landlord causes the Commencement Date to occur within thirty (30) days after Landlord’s receipt of such termination notice from Tenant.
3.3 Pre-Term Occupancy. If Tenant takes possession of the Premises before the Commencement Date for the normal conduct of its business, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4 below) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.
3.4 Early Entry. Landlord shall allow Tenant to enter the Premises at least thirty (30) days prior to the date upon which the Premises is deemed “substantially complete” for the sole purpose of installing furniture, telecommunications systems, data cabling, equipment or other personal property (the “Preparation Work”). Provided that (i) Tenant has provided prior written notice to Landlord of its intention to enter the Premises under this Section 3.4; (ii) Tenant delivers to Landlord the insurance certificates required under Section 14 below; and (iii) such early entry is for the sole purpose of performing the Preparation Work, Tenant shall not be required to pay Rent (defined below) during such thirty (30) early occupancy period (with the exception of the cost of services requested by Tenant [e.g. freight elevator usage]) but shall otherwise be subject to all of the terms and conditions of this Lease. Any such early entry by Tenant shall not interfere with the completion of the Landlord Work, the Tenant Improvements (hereafter defined) or the improvement work of any other tenants in the Building and Tenant shall use its good faith, reasonable efforts to coordinate its early entry so as not to interfere with the Landlord Work and the completion of the Tenant Improvements. Notwithstanding the foregoing, Landlord may terminate Tenant’s early right of entry at any time without any liability to Tenant for any loss or damage incurred by Tenant as a result thereof, in the event Landlord reasonably determines that Tenant’s presence is interfering with the Landlord Work or the completion of the Tenant Improvements.
3.5 Renewal Option. Tenant shall have the right to extend the Term (the “Renewal Option”) with respect to all space leased by Tenant at the time of Tenant’s Renewal Notice (as defined below) for one (1) additional period of five (5) years commencing on the day following the Termination Date of the initial Term and ending on the fifth (5th) anniversary of the Termination Date (the “Renewal Term”), provided (i) Landlord receives written notice of exercise of the Renewal Option (“Tenant’s Renewal Notice”) not less than nine (9) months and not more than twelve (12) months prior to the expiration of the initial Term, (ii) Tenant has not been in default of any of its Rent obligations under this Lease or in material default under any other terms of this Lease beyond any applicable cure periods during the twelve (12)-month period prior to the time that Tenant delivers its Tenant’s Renewal Notice or during the twelve (12)-month period prior to the time Tenant delivers its Binding Notice (hereinafter defined), and (iii) Tenant executes and returns the Renewal Amendment (hereinafter defined) within thirty (30) days after its submission to Tenant, provided the Renewal Amendment contains only those terms relating to Tenant’s exercise of the Renewal Option. The rights contained in this Section 3.4 shall be personal to the original Tenant executing this Lease (“Original Tenant”) or an assignee pursuant to a Permitted Transfer, and may only be exercised by the Original Tenant or an assignee pursuant to a Permitted Transfer. All references in this Section 3.5 to “Tenant” shall mean and refer to “Original Tenant” or a transferee pursuant to a Permitted Transfer.
3.5.1. The terms and conditions of this Lease during the Renewal Term shall be on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that the Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Fair Market Rental Rate (hereinafter defined) per rentable square foot for the Premises, and Tenant shall not be entitled to any tenant improvement allowance or any other concessions that may have been applicable during the initial Term (except as otherwise may be included in the determination of the Fair Market Rental Rate). Accordingly, for example, Tenant shall continue to pay Additional Base Rent (i.e. Operating Expenses and Real Estate Taxes) for the Premises during the Renewal Term in accordance with Article 5 of the Lease (except that the Base Year shall be the calendar year in which the Renewal Term commences), but such payments shall be taken into account when determining Fair Market Rental Rate as provided below.
3.5.2. Within thirty (30) days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant of Landlord’s estimate of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within ten (10) Business Days after the date on which Landlord advises Tenant of its estimate of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”) accompanied by Tenant’s determination of the Fair Market Rental Rate (“Tenant’s Rent Determination”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such ten (10) Business Day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Renewal Rejection Notice without a Tenant’s Rent Determination, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Rejection Notice and Tenant’s Rent Determination, Landlord

and Tenant shall work together in good faith to agree upon the Fair Market Rental Rate for Base Rent for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Fair Market Rental Rate for Base Rent for the Premises within ten (10) Business Days after the date on which Tenant provides Landlord with a Rejection Notice and Tenant’s Rent Determination, the provisions of Section 3.4.3 below shall apply.
3.5.3. Within ten (10) days after the expiration of 10-Business Day period referenced in the last sentence of Section 3.5.2 above, each party, by giving notice to the other party, shall appoint a real estate appraiser who is a current member of the American Institute of Real Estate Appraisers or a licensed real estate broker, with at least ten (10) years of experience appraising or assessing office space comparable to the Premises in the Aliso Viejo, Irvine Spectrum and Orange County airport areas of Orange County, California to determine the Fair Market Rental Rate for Base Rent. If the two (2) appraisers are unable to agree on the Fair Market Rental Rate for the Renewal Term within twenty (20) days, they shall select a third appraiser or licensed broker meeting the qualifications stated in this Section within five (5) days after the last day the two (2) appraisers/brokers are given to set the Fair Market Rental Rate for the Renewal Term. The third appraiser/broker, however selected, shall be a person who has not previously acted in any capacity for either party. Within twenty (20) days after the selection of the third appraiser/broker, a majority of the appraisers/brokers shall set the Fair Market Rental Rate for the Renewal Term. If a majority of the appraisers/brokers is unable to set the Fair Market Rental Rate within the twenty (20) day period, the two (2) closest appraisals/assessments shall be added together and their total divided by two (2). The resulting quotient shall be the Fair Market Rental Rate for the Renewal Term. Each party shall be responsible for the costs, charges and fees of the appraiser/broker appointed by that party plus one-half of the cost of the third appraiser/broker. At any time before the decision of an appraiser/broker is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed Fair Market Rental Rate. The fees of the appraiser(s)/broker(s) shall be shared equally by Landlord and Tenant. Upon determination of the Fair Market Rental Rate applicable to the Renewal Term, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions so determined.
3.5.4. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date, Base Year (if applicable), tenant improvement allowance (if applicable), rent abatement (if applicable), and other appropriate terms. The Renewal Amendment shall be sent to Tenant within five (5) Business Days after receipt of the Binding Notice. Tenant shall be entitled to review same for compliance with this Lease. If accurate, Tenant shall execute and return the Renewal Amendment to Landlord in the time frame required under this Section 3.5.
3.5.5. For purpose hereof, “Fair Market Rental Rate” shall mean the arms length fair market annual rental rate per rentable square foot under new and renewal leases and amendments entered into on or about the date on which the Fair Market Rental Rate is being determined hereunder for space reasonably comparable to the Premises in the Aliso Viejo, Irvine Spectrum and Orange County airport areas of Orange County, California (“Market Area”). The determination of Fair Market Rental Rate shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Fair Market Rental Rate shall also take into consideration any reasonably anticipated changes in the Fair Market Rental Rate from the time such Fair Market Rental Rate is being determined and the time such Fair Market Rental Rate will become effective under this Lease, such as increases in the Base Rent over the term of the Lease.
4. Rent. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to in this Lease as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term (or, the initial month in which Base Rent is due if Tenant has been provided with any right to free Base Rent during the first month or any subsequent month of the Term) shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Real Estate Tax Excess (defined in Section 5.1 below) or Operating Expense Excess (defined in Section 5.1 below) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.
5. Operating Expenses and Real Estate Taxes.
5.1 Payment of Excess. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 5.2 below) for each calendar year during the Term exceed Operating Expenses for the

Base Year (the “Operating Expense Excess”) and also the amount, if any, by which Real Estate Taxes (defined in Section 5.3 below) for each calendar year during the Term exceed Real Estate Taxes for the Base Year (the “Real Estate Tax Excess”). Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Building or Project (“Cost Pools”). Such Cost Pools may include, but shall not be limited to, Project-wide Operating Expenses (whether incurred by reciprocal easement agreement, common area agreement or otherwise) and Building specific expenses. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total rentable square footage of the Building at any time during a calendar year, Operating Expenses shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the rentable square footage of the Building during that calendar year. If Tenant pays for its Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the rentable square footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building. Notwithstanding the foregoing, when calculating Operating Expenses for the Base Year, Operating Expenses shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes and utility rate increases due to extraordinary circumstances, including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages. If Operating Expenses and/or Real Estate Taxes in any calendar year decrease below the amount of Operating Expenses and/or Real Estate Taxes for the Base Year, Tenant’s Pro Rata Share of Operating Expenses and/or Real Estate Taxes, as the case may be, for that calendar year shall be $0.
     Notwithstanding anything to the contrary contained in this Lease, Tenant’s Pro Rata Share of “Controllable Operating Expenses” (defined below) shall not increase by an average of more than four percent (4%) per year during the original Term of this Lease. The foregoing is intended to make the cap on increases to Tenant’s Pro Rata Share of Controllable Operating Expenses cumulative and compounding, such that unused cap space can be carried forward. For example, if Controllable Operating Expenses only increase 3% in the first year, then they may increase 5% in the next year before the cap has effect. For purposes hereof, the term “Controllable Operating Expenses” shall mean all Operating Expenses, except the following: (i) premiums and deductibles paid by Landlord for insurance, (ii) all utility fees, costs and charges, (iii) costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by, any federal, state, regional, municipal or local governmental authority in connection with the use or occupancy of the Building or the Project (including, without limitation, real property taxes assessed against the Project), (iv) any costs or fees payable under contracts in existence on the Commencement Date, to the extent fixed increases in such costs or fees have already been agreed to, (v) capital expenditures permitted under (A) Section 5.2.8(a) below with respect to those capital improvements made for emergency purposes, and (B) Section 5.2.8(b) below, and (vi) labor wage increases, including, without limitation, increases in costs due to unionization of previously non-union labor; provided, however, in the event of any such labor wage increases, Landlord agrees to bid out such labor each calendar year during the Term in an effort to reduce such costs to the extent Landlord reasonably deems appropriate.
5.2 Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Project, including, but not limited to:
5.2.1. The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.
5.2.2. Power Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is entitled to be reimbursed by tenants. “Power Costs” means: (a) charges paid by Landlord for electricity; and (b) costs incurred in connection with an energy management program for the Project. Power Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Power Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Power Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Power Costs.
5.2.3. Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.
5.2.4. Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.
5.2.5. The cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program.

5.2.6. Fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building and Project.
5.2.7. Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.
5.2.8. The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Project which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Project; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Project, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the estimated period of time (as reasonably determined by Landlord) that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement or the useful life of such capital improvement. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.
5.2.9. The payments charged against the Project under any existing and future easement, license, operating agreement, declaration, restrictive covenant or other instrument pertaining to sharing of costs by the Project.
Notwithstanding the foregoing, Operating Expenses shall not include: costs incurred in connection with compliance with applicable laws, including, without limitation, the Americans with Disabilities Act (the “ADA”), to the extent the Building or the Project is not in compliance with such laws as of the Commencement Date; the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); payments of mortgage, ground lease rent and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions, and alterations expenses; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Real Estate Taxes (defined in Section 5.3 below) or Operating Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; costs of defending any lawsuits with any mortgagee; costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project (or any part thereof); costs of any disputes between Landlord and its employees, disputes of Landlord with building management, or fees paid in connection with disputes with other tenants, invitees or adjacent property owners; costs of replacing defective equipment to the extent such costs relate to items covered by warranties of manufacturers, suppliers or contractors or are otherwise borne by parties other than Landlord and for which Landlord receives reimbursement; all amounts which are specifically charged to or otherwise paid by any other tenant or other occupant of the Building or the Project outside of operating expenses, or for items or services which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement; any bad debt loss, rent loss or reserves for bad debts, rent loss or future expenses; the salary and indirect compensation (including, without limitation, all fringe benefits, workmen’s compensation, insurance premiums and payroll taxes) of any employee above the grade of property manager or operations manager, and the wages and indirect compensation of any employee to the extent such employee devotes his or her time to property other than the Project (in which event such employee’s wages and compensation shall be prorated in a manner reasonably determined by Landlord); the costs of repair, replacement, or restoration work occasioned by any casualty or condemnation above the deductible amount on the insurance policy for which Landlord is reimbursed via insurance proceeds or condemnation proceeds; costs of any capital additions to or capital expansions of the Project; and the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Building or the Project; and any cost arising from Landlord’s charitable or political contributions.
5.3 Real Estate Taxes Defined. “Real Estate Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and the Project, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Project’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Project; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Project; and (3) all reasonable out-of-pocket costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Real Estate Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, such assessment shall be paid over the longest period permitted by law and Real Estate Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Real Estate Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Real Estate Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Real Estate Tax Excess, then Real Estate Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Real Estate Taxes for the Base Year, Real Estate Taxes for the Base Year shall be restated and the Real Estate Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Real Estate Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

5.4 Estimate Statement; Payment. Landlord shall provide Tenant with a good faith estimate of the Operating Expense Excess and of the Real Estate Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Operating Expense Excess and one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Real Estate Tax Excess. If Landlord determines that its good faith estimate of the Operating Expense Excess or of the Real Estate Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Operating Expense Excess or of the Real Estate Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. At Landlord’s election, any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.
5.5 Actual Operating Expenses and Taxes. As soon as is practical following the end of each calendar year (and Landlord shall use commercially reasonable efforts to ensure that such period of time does not exceed 180 days), Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Operating Expense Excess and the actual Real Estate Taxes and Real Estate Tax Excess for the prior calendar year. If the estimated Operating Expense Excess and/or estimated Real Estate Tax Excess for the prior calendar year is more than the actual Operating Expense Excess and/or actual Real Estate Tax Excess, as the case may be, for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Operating Expense Excess and/or estimated Real Estate Tax Excess for the prior calendar year is less than the actual Operating Expense Excess and/or actual Real Estate Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses and/or Real Estate Taxes, any underpayment for the prior calendar year.
5.6 Tenant Audit Rights. Tenant may, within 120 days after receiving Landlord’s statement of Operating Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses for that calendar year. Within 30 days after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be a certified public accountant. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit; provided, however, that if such audit establishes that the actual Operating Expenses for the calendar year in question are less than the Landlord’s final determination of the Operating Expenses as set forth in the Landlord’s statement submitted to Tenant by at least five percent (5%), then Landlord shall pay the reasonable cost of such audit up to an amount not to exceed Tenant’s Pro Rata Share of such overstatement. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 60 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses and shall be barred from raising any claims regarding the Operating Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all Rent when due.
6. Letter of Credit.
6.1 LC 1; General Provisions. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, including, but not limited to, any post lease termination damages under section 1951.2 of the California Civil Code, a standby, irrevocable letter of credit (“LC 1”), in the form of Exhibit I hereto (or in such other form acceptable to Landlord in its sole discretion) and containing the terms required herein and in such Exhibit I, in the face amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “LC 1 Credit Amount”), naming Landlord (or Landlord’s mortgagee as discussed in Section 6.5 below) as beneficiary. The LC 1 shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local office in Los Angeles or Orange County, California) that will negotiate a letter of credit, whose Fitch Rating (or other comparable ratings to the extent the Fitch Ratings are no longer available) is no less than B, and whose deposits are insured by the FDIC. The issuing bank shall be acceptable to Landlord in Landlord’s reasonable discretion, and shall permit multiple and partial draws on LC 1. Subject to the ongoing satisfaction of the requirements of this Section 6, Landlord hereby approves Bank of America, a national banking association, as the issuing bank of the Letter of Credit (hereafter defined) and the form of Bank of America’s Letter of Credit (incorporating the hand-marked comments thereto) attached hereto as Exhibit I — 1. Tenant shall cause the LC 1 to be continuously maintained in effect (whether through replacement, renewal or extension) in the LC 1 Credit Amount (as the same may be reduced as described in Section 6.5 below) through the date (the “Final LC Expiration Date”) that is 60 days after the scheduled expiration date of the Term. If the LC 1 held by Landlord expires earlier than the Final LC Expiration

Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new LC 1 or certificate of renewal or extension to Landlord not later than thirty (30) days prior to the expiration date of the LC 1 then held by Landlord. Any renewal or replacement LC 1 shall comply with all of the provisions of this Section 6.1, and shall remain in effect (whether through replacement, renewal or extension) in the LC 1 Credit Amount (as the same may be reduced as described in Subsection 6.5 below) through the Final LC Expiration Date upon the same terms as the expiring LC 1 or such other terms as may be acceptable to Landlord in its sole discretion. Tenant’s failure to timely deliver the LC 1 in the LC 1 Credit Amount in accordance with the terms and provisions of Section 6 of this Lease shall be deemed an Event of Default (hereafter defined).
6.2 Drawings under Letter of Credit. As used in this Lease, the “Letter of Credit” means, individually and collectively, LC 1, LC 2 (hereafter defined), LC 3 (hereafter defined), LC 4 (hereafter defined) and/or any replacement of any of the foregoing, and the “Letter of Credit Amount” means, individually and collectively, LC 1 Credit Amount, LC 2 Credit Amount (hereafter defined), LC 3 Credit Amount (hereafter defined) and the LC 4 Credit Amount (hereafter defined). Landlord shall have the immediate right to draw up to the then-aggregate face amount of the Letter of Credit, in whole or in part, at any time and from time to time (each of the following being an “L C Draw Event”): (i) If such amount is due to Landlord under the terms and conditions of this Lease, beyond applicable notice and cure periods, including, without limitation, any amounts due to Landlord for any and all damages incurred or to be incurred by Landlord or in connection with any remedies afforded to Landlord as described in Section 6.3 below; or (ii) If the Letter of Credit held by Landlord expires (or is set to expire) earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least thirty (30) days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Lease, including the amount of the Letter of Credit required under this Lease; (iii) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code; (v) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law; (vi) Tenant executes an assignment for the benefit of creditors; and/or (vii) if (1) any of the issuing bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the ratings in effect at the time the Letter of Credit was first issued, or (2) there is otherwise a material adverse change in the financial condition of the issuing bank, and Tenant has failed to provide Landlord with a replacement Letter of Credit that complies with the provisions of this Lease, including the amount of the Letter of Credit required under this Lease, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary). No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. In addition, in the event the issuing bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity (as applicable, the “FDIC”), then, effective as of the date such receivership or conservatorship occurs, the Letter of Credit shall be deemed to fail to meet the requirements of this Lease, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L C FDIC Replacement Notice”), Tenant shall replace the Letter of Credit with a substitute letter of credit from a different issuer (which issuer shall be acceptable to Landlord in its sole discretion) and that complies in all respects with the requirements of this Lease. If Tenant fails to replace such Letter of Credit with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 6.2, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement Letter of Credit (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.
6.3 Use of Proceeds by Landlord. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any L C Draw Event. Upon the occurrence of any L C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any such L C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

6.4 Transfer and Encumbrance. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten days after Landlord’s written request therefor.
6.5 Reductions in Letter of Credit Amount. The Letter of Credit Amount may be reduced as follows:
6.5.1. Operating Income Threshold Reduction for the Letter of Credit Amount. Subject to the provisions of this Section 6.5.1 and provided that Tenant has not been in default (beyond applicable notice and cure periods) at any time during the Term, Tenant shall be entitled to reduce the then amount of the Letter of Credit Amount to the amount of Seventy-Seven Thousand Eight Hundred Seventy-Five and 92/100 Dollars ($77,875.92) (the “LC 2 Credit Amount”) effective as of the last day of the month following its satisfaction of the Operating Income Threshold, as provided below. The “Operating Income Threshold” shall mean that Tenant has attained an operating income (which, for purposes of this Lease, shall mean Tenant’s earnings before interest and taxes) of $1,000,000.00 or better for each quarter over any four (4) consecutive quarter period, as determined by generally accepted accounting principles (“GAAP”). If Tenant believes it is entitled to reduce the then amount of the Letter of Credit Amount to the LC 2 Credit Amount as provided in this Section 6.5.1 based upon the attainment of the Operating Income Threshold, Tenant shall provide to Landlord complete, audited financial statements, to substantiate that the Operating Income Threshold has been attained. In the event Tenant is eligible to reduce the Letter of Credit Amount to the LC 2 Credit Amount as provided in this Section 6.5.1, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable reduction in the Letter of Credit Amount, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided Tenant is not in default under this Lease (beyond applicable notice and cure periods). The Letter of Credit held by Landlord for the LC 2 Credit Amount in accordance with this Section 6.5.1 shall be referred to in this Lease as the “LC 2”, and such LC 2 shall be subject to all of the terms of this Article 6 and shall satisfy the requirements set forth in Section 6.1 above (excluding the provisions in Section 6.1 relating to the LC 1 Credit Amount).
6.5.2. Cap Reduction for the LC 1. Subject to the provisions of this Section 6.5.2 and provided that (i) all of the costs and expenses incurred by Landlord in connection with constructing the Tenant Improvements (the “Actual TI Costs”) are less than the amount of the Cap (as such term is defined in the Work Letter; such Cap amount being $1,449,910.00) and (ii) Tenant has not been in default or breach of any provision of this Lease beyond any applicable notice and cure period at any time prior to the Commencement Date, Tenant shall be entitled to reduce the LC 1 Credit Amount by the amount equal to the difference between the Cap amount and the Actual TI Costs (such reduced amount shall be referred to as the “LC 3 Credit Amount”) effective as of the last day of the month following the Commencement Date. For example, and serving as an example only, if the Actual TI Costs are $1,400,000.00, then the LC 3 Credit Amount shall be $700,090.00 (i.e., the LC 1 Amount of $750,000.00 less the $49,910.00 difference between Actual TI Costs and the Cap). If Tenant is entitled to reduce the LC 1 Credit Amount to the LC 3 Credit Amount as provided in this Section 6.5.2 based upon the Actual TI Costs being less than the amount of the Cap, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable reduction in the LC 1 Credit Amount, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided Tenant is not in default under this Lease (beyond applicable notice and cure periods). The Letter of Credit held by Landlord for the LC 3 Credit Amount in accordance with this Section 6.5.2 shall be referred to in this Lease as the “LC 3”, and such LC 3 shall be subject to all of the terms of this Article 6 and shall satisfy the requirements set forth in Section 6.1 above (excluding the provisions in Section 6.1 relating to the LC 1 Credit Amount).
6.5.3. Rent Reduction for the Letter of Credit Amount. Subject to the provisions of this Section 6.5.3 and provided that Tenant has not been in default or breach of any provision of this Lease beyond any applicable notice and cure period at any time prior to the expiration of the twenty-fifth (25th) month of the Term, Tenant shall be entitled to reduce the then amount of the Letter of Credit Amount to the amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) (the “LC 4 Credit Amount”) effective as of the last day of the twenty-sixth (26th) month of the Term. If Tenant is entitled to reduce the Letter of Credit Amount to the LC 4 Credit Amount as provided in this Section 6.5.3 based upon Tenant not having been in default or breach of any provision of this Lease beyond any applicable notice and cure period at any time prior to the expiration of the twenty-fifth (25th) month of the Term, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable reduction in the Letter of Credit Amount, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided Tenant is not in default under this Lease (beyond applicable notice and cure periods). The Letter of Credit held by Landlord for the LC 4 Credit Amount in accordance with this Section 6.5.3 shall be referred to in this Lease as the “LC 4”, and such LC 4 shall be subject to all of the terms of this Article 6 and shall satisfy the requirements set forth in Section 6.1 above (excluding the provisions in Section 6.1 relating to the LC 1 Credit Amount). Furthermore, subject to the provisions of this Section 6.5.3 and provided that Tenant has not been in default or breach of any provision of this Lease beyond any applicable notice and cure period at any time prior to the expiration of the thirty-seventh (37th) month of the Term, Tenant shall be entitled to reduce the then amount of the Letter of Credit Amount to the LC 2 Credit Amount effective as of the last day of the thirty-eighth (38th) month of the Term. In the event Tenant is eligible to reduce the Letter of Credit Amount to the LC 2

Credit Amount as provided in this Section 6.5.3, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable reduction in the Letter of Credit Amount, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided Tenant is not in default under this Lease (beyond applicable notice and cure periods). The Letter of Credit held by Landlord for the LC 2 Credit Amount in accordance with this Section 6.5.3 shall be referred to in this Lease as the “LC 2”, and such LC 2 shall be subject to all of the terms of this Article 6 and shall satisfy the requirements set forth in Section 6.1 above (excluding the provisions in Section 6.1 relating to the LC 1 Credit Amount).
6.6 Termination of Letter of Credit. Subject to the provisions of this Section 6.6 and provided that Tenant has surrenders possession of the Premises to Landlord in accordance with this Lease and there are no uncured defaults under the Lease, then Tenant shall be entitled to terminate the Letter of Credit following the expiration of the Term effective as of the Final LC Expiration Date and Landlord shall return the Letter of Credit to Tenant. To that end, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate such termination of the Letter of Credit, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided there are no uncured defaults under this Lease.
6.7 Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exists or as may be hereafter amended or succeeded (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
7. Services to be Furnished by Landlord.
7.1 Utilities. Landlord agrees to furnish Tenant with the following services: (1) Hot and cold water service for use in the Premises and the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant shall have the right to receive HVAC service during hours other than Normal Business Hours using Landlord’s “after-hours” access card system. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time, which is currently $50.00 per hour for the Premises (subject to adjustment as Landlord reasonably determines); (3) Maintenance and repair of the Project as described in Section 10.2 below; (4) Janitor service five (5) days per week (except on dates of the observation of Holidays). If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service on a 24-hours a day, seven days a week basis; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Section 8.1 below; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Project.
7.2 Additional Telecommunication Services. Upon Tenant’s request, Tenant shall be entitled to access to approximately 1.5 megabits per second of bandwidth to the Premises from a single point of connection, at no charge to Tenant during the initial Term of this Lease. The single point of connection to the Premises shall be determined by Landlord and the applicable telecommunication provider. Tenant shall be obligated to arrange and pay for all switches and Network Cabling (as defined in Section 10.1 below) that Tenant may need for its use of or access to such bandwidth in the Premises, and Tenant shall also be responsible to pay for any additional or different services it may choose to order from such provider(s). Upon request from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Building, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Building or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Building, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Building, the impact of the proposed installations upon the Building and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Building or other portions of the Project or the business operations of other tenants or occupants of the Building and Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Building. All installations and alterations shall be subject to Landlord’s prior written approval and shall be performed in accordance with the terms of Section 10.3 (Alterations) and the Site Technical and Cabling Standards attached hereto as Exhibit G. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.
7.3 Interruption of Service. Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”), including (without limitation) any Service Failure associated with the bandwidth services described in Section 7.2 above, shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of 3 consecutive Business Days as a result of the Service Failure that is a result of Landlord’s negligence, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the expiration of such 3 Business Day period of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, direct or indirect, special or consequential, including loss of business or theft of Tenant’s Property (defined in Section 14 below), arising out of or in connection with the failure of any security services, personnel or equipment.
8. Use of Electrical Services by Tenant.
8.1 Normal Electrical Usage. The Building has been designed to accommodate electrical receptacle (120/208v) loads of seven (7) watts per usable square foot. To the extent the Premises are engineered for receptacle loads in excess of seven (7) watts per usable square foot, Tenant shall pay to Landlord a one-time transformer upgrade fee of $0.12 per usable square foot per watt in excess of seven (7) watts. Said charge shall be due and payable at the time working drawings are approved by Tenant pursuant to the terms of the Work Letter and will be calculated to one-tenth (0.1) of a watt. Electricity used by Tenant in the Premises shall be included in Operating Expenses as set forth in Section 5.1 above (except as provided in Section 8.2 for excess usage). Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Project and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.
8.2 Excess Usage. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord, in its discretion, deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter or submeter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.
9. Use; Compliance with Laws; Occupancy Level.
9.1 Use; Compliance with Laws. The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time and with all recorded covenants, conditions and restrictions now or hereafter affecting the Building or the Project (collectively, “CC&Rs”). Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations and CC&Rs. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations. Landlord shall have the right to require Tenant to execute and acknowledge, within 15 days of request by Landlord, a “Recognition of Covenants, Conditions and Restrictions” in a form substantially similar to the Form attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.
9.2 Occupancy Level. Landlord and Tenant acknowledge and agree that the Premises is designed for a maximum occupancy level of four (4) persons per one thousand (1,000) rentable square feet of space comprising the Premises (the “Occupancy Threshold”). Tenant therefore covenants and agrees that the number of persons occupying the Premises shall not exceed the Occupancy Threshold at any given time during any day of the week. Tenant acknowledges further that Tenant’s parking privileges hereunder are expressly limited to the parking spaces specified in the Parking Agreement attached hereto as Exhibit E and Tenant shall limit the occupancy of the Building so as to not utilize more than the number of parking spaces permitted in the Parking Agreement, unless Tenant implements measures reasonably satisfactory to Landlord (e.g., securing additional offsite parking, carpooling or rotational shifts) to ensure that Tenant does not utilize more than its allotted parking spaces under the Parking Agreement. If Landlord at any time determines (in its reasonable but sole discretion) that the Occupancy Threshold is being exceeded on a day-to-day basis or that the parking spaces are being exceeded on a day-to-day basis, Landlord shall notify Tenant and Tenant shall have 10 business days to reduce the occupancy level to below the Occupancy Threshold (as respects occupancy in the Premises) or reduce the number of parking spaces being used (as respects parking usage). If the Premises occupancy level remains in excess of the Occupancy Threshold (as respects occupancy) or remains in excess of the permitted parking spaces as of the 10th business day following the date of Landlord’s notice, Tenant shall automatically be deemed in default of this Lease and Landlord shall be entitled to exercise any and all remedies set forth in this Lease or at law or in equity by reason of such default. Tenant shall be solely responsible for the fees, costs and expenses for any and all improvements, alterations or additions required to be made by any governmental authority or other third party to the Premises, the Building, the Common Areas and/or the Project resulting from any use of the Premises by Tenant in excess of the Occupancy

Threshold regardless of when imposed by any such party and regardless of whether or not the improvement, alteration or addition is of a capital nature (hereinafter, an “Additional Occupancy Cost”). Tenant shall reimburse Landlord within 20 days of written demand for any Additional Occupancy Cost.
10. Repairs and Alterations.
10.1 Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear and damage by fire or other casualty that is subject to Section 17 below or not caused by Tenant excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) the interior side of demising walls; (2) doors; (3) floor covering; (4) interior partitions; (5) electronic, phone and data cabling and related switches and transmission lines (collectively, “Network Cabling”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively (it being agreed that Tenant shall provide Landlord with written copies of all maintenance contracts for such work); and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 10.3 below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.
10.2 Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; (6) elevators serving the Building; and (7) lighting fixtures (i.e., lamp and ballasts) within the Premises. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.
10.3 Alterations. All improvements to the Premises (collectively, “Tenant Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. Tenant shall not make alterations, additions or improvements to the Premises or install any Network Cabling in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (1) is not visible from the exterior of the Premises or Building; (2) will not affect the systems or structure of the Building; (3) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. Even though consent is not required, the performance of Minor Alterations shall be subject to all the other provisions of this Section 10.3. Regardless of whether Landlord’s consent is required to an Alteration, prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Minor Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Minor Alterations equal to 5% of the cost of the non-Minor Alterations that are more than $100,000.00 but less than $250,000.00 and 3% of the cost of the non-minor Alterations that are in excess of $250,000.00. Upon completion, Tenant shall furnish “as-built” plans (except for Minor Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Any Alterations installed in the Premises may remain in the Premises upon the expiration or earlier termination of this Lease, except (1) if upon providing approval of the Alteration Landlord delivers Tenant written notice that such Alteration must be removed upon the expiration or earlier termination of this Lease, or (2) if Landlord’s consent is not required to an Alteration, Landlord gives written notice to Tenant within 30 days of receiving written notice of such Alteration, that such Alteration must be removed upon the expiration or earlier termination of the Lease.
11. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Project, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.
12. Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.
13. Assignment and Subletting.
13.1 Transfer. Except in connection with a Permitted Transfer (defined in Section 13.4 below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section 13.2 below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) in connection with a proposed assignment, the proposed assignee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations or the proposed assignee does not have an adequate financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date the consent is requested; (2) the proposed transferee’s business would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building or Project; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (6) would permit a use that could subject Landlord to a violation of any exclusive use right granted to another tenant of the Building or Project; or (7) either the proposed transferee, or any person or entity which directly or indirectly, controls, is controlled by or under common control with, the proposed transferee (a) occupies space in the Project at the time of the request for consent, (b) is negotiating with Landlord to lease space in the Project at such time, or (c) has negotiated with Landlord during the six (6)-month period prior to Landlord’s receipt of the request for consent, and in any case Landlord has comparable sized-space in the Project available for such tenant to lease. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer for purposes of this Lease. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.
13.2 Transfer Request. As part of its request for Landlord’s consent to a Transfer, other than in connection with a Permitted Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 15 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet, provided that, with respect to any sublease, only if the term of such sublease is for substantially the remaining Term of this Lease. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $500.00 plus the reasonable attorneys’ fees for Landlord’s review of any Permitted Transfer or requested Transfer.
13.3 Excess Consideration. Other than in connection with a Permitted Transfer, Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section 19.1 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).
13.4 Permitted Transfer. Tenant may assign its entire interest under this Lease or sublease the Premises to a Permitted Transferee (defined below) without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Tenant is not in default under this Lease beyond applicable notice and cure periods; (2) Tenant’s successor shall be (i) an entity resulting from a merger or consolidation of Tenant, (ii) an entity succeeding in the business operations of Tenant which owns all or substantially all of the assets of Tenant, or (iii) the parent of, a subsidiary of or an affiliate controlled by Tenant, provided that any entity under clauses (i) and (ii) shall have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (3) the Permitted Use is not changed; and (4) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed assignment or sublease to a Permitted Transferee, or if such transfer is subject to confidentiality requirements, within 10 days after such transfer. The transferee of Tenant’s interest in this Lease pursuant to a Permitted Transfer is hereafter known as “Permitted Transferee”. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.
14. Insurance. Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) All Risk Property Insurance written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence; and (5) Business interruption or loss of income insurance in amounts sufficient to insure Tenant’s business operations for a period of not less than one (1) year. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor) and its respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. Tenant agrees to give Landlord and its designees at least 25 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. Landlord shall, at all times, maintain so called All Risk property insurance on the Building at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party’s’ insurance shall not limit such party’s liability under this Lease.
15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties (defined in Section 16.1 below) or the negligence of Tenant or any Tenant Related Parties (defined in Section 16.1 below), which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by such party’s property/casualty insurance.
16. Indemnity and Waiver of Claims.
16.1 Tenant Indemnity. Subject to Section 15 above, Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Section 24.1 below) and agents (collectively, “Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (collectively, “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees; provided, however, (and though Tenant shall in all cases accept any tender of defense of any action or proceeding in which Landlord is named or made a party and shall, notwithstanding any allegations of negligence or misconduct on the part of Landlord, defend Landlord as provided herein), Tenant shall not be liable, and subject to Section 15 above, Landlord shall indemnify Tenant for such damage or injury to the extent and in proportion that the same is ultimately determined to be attributable to the negligence or misconduct of Landlord or any Landlord Related Parties.
16.2 Landlord Not Liable. Except to the extent that the same is ultimately determined to be attributable to the gross negligence or intentional misconduct of Landlord or any Landlord Related Parties, Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. In no event shall Landlord be liable to Tenant for consequential damages. Tenant shall insure itself against such losses under Section 14 above.
16.3 Survival. The indemnification obligations set forth in this Article 16 shall survive the expiration or earlier termination of this Lease.

17. Casualty Damage.
17.1 If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged) and Landlord estimates more than 180 days from the date of such casualty are required to complete such restoration; (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 12 months of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs, provided that Landlord has carried the insurance required to be carried under this Lease. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 60 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Tenant Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.
17.2 If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, within forty-five (45) days after such casualty, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of the Casualty, then regardless of anything in Section 17.1 above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. In addition to the foregoing, if the fire or casualty was not caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees and the Completion Estimate stated that the repair and restoration of the Premises could be substantially completed within 270 days from the date of the Casualty but, in fact, the required repair and restoration work is not substantially complete within 330 days from the date of the Casualty (subject to extension by reason of delays caused by Tenant or Force Majeure), Tenant shall have the right to terminate this Lease upon delivery of written notice to Landlord at any time following the expiration of such 330-day time period.
17.3 The provisions of this Lease, including this Article 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Project, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Project.
18. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Project occurs. If this Lease is not terminated, the rentable square footage of the Building, the rentable square footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.
19. Events of Default. Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:
19.1 Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for 5 days after written notice to Tenant (it being agreed, however, that such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, or any successor statute thereto) (“Monetary Default”).

19.2 Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 90 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.
19.3 Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.
19.4 The leasehold estate is taken by process or operation of Law.
19.5 Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, the agreement for parking attached as Exhibit E to this Lease.
20. Remedies.
20.1 Upon the occurrence of any event or events of default under this Lease, whether enumerated in Section 19 above or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):
20.1.1. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:
(a) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;
(b) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;
(c) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;
(d) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
(e) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.
The “Worth at the Time of Award” of the amounts referred to in subparts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus five percent (5%). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%);
20.1.2. Exercise the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or
20.1.3. Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 20.1.1 above.
20.2 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.
20.3 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME

TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. LANDLORD AND TENANT ALSO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.
20.4 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.
20.5 This Article 20 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.
21. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor landlord) to Tenant shall be limited to the interest of Landlord in the Project. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment or award against Landlord. Neither Landlord nor any landlord related party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Section 24.1 below) whom Tenant has been notified hold Mortgages (defined in Section 24.1 below) on the Project, building or premises, notice and reasonable time to cure the alleged default. Notwithstanding any contrary provision herein, neither Landlord nor Tenant (excepting those claims against Tenant described below) shall be liable under any circumstances for consequential or special damages, including but not limited to injury or damage to, or interference with, the other party’s business, including, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; provided, however, the foregoing shall not affect or modify Landlord’s right (i) pursuant to Section 22 of this Lease to recover consequential damages in the event that Landlord is not able to deliver possession of the Premises to a future tenant in a timely manner due to Tenant’s holding over; (ii) pursuant to Section 16.1 of this Lease to recover from Tenant the amount of any rental abatement Landlord is required to give to another tenant in the Building because (x) such tenant is unable to use its leased premises due to a negligent act of Tenant and (y) Landlord is not compensated for such rental abatement by Landlord’s insurance; or (iii) to collect those damages described in Sections 20.1.1 and 20.1.2 above.
22. Holding Over. If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.
23. Surrender of Premises.
23.1 Surrender; Removal of Tenant’s Property and Required Removables. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in the condition required to be maintained hereunder. If Tenant fails to remove any of Tenant’s Property within 5 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the actual expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.
23.2 Surrender; Removal of Network Cabling. Tenant shall have the right to remove all Network Cabling prior to the expiration or earlier termination of this Lease. At least 60 days prior to the expiration of the end of the Lease Term, Tenant shall advise Landlord if it will remove the Network Cabling. If Tenant elects not to remove the Network Cabling, then upon receipt of 24-hour advance notice from Landlord to Tenant at or near the end of the Lease Term, the Network Cabling will be made available for inspection by Landlord to determine if Landlord will require Tenant to leave all or any portion of the same at the Premises upon the end of the Lease Term. Landlord, by written notice to Tenant prior to the Termination Date, may require Tenant to remove, at Tenant’s expense, all or any portion of the Network Cabling. The Network Cabling designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Network Cabling designated by Landlord to be removed. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Network Cabling designated by Landlord to be removed. If Tenant fails to remove any Network Cabling so designated for removal or perform related repairs in a timely manner, or if Tenant damages the Network Cabling that Landlord designates to remain at the Premises or the same is not in substantially the same condition as when Landlord conducted its inspection at or near the end of the Lease Term, Landlord, at Tenant’s expense, may remove and dispose of the designated or damaged or non-functioning Network Cabling and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.
24. Subordination to Mortgages; Estoppel Certificate.
24.1 Subordination. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee within 10 Business Days following Landlord’s request; provided, however, Tenant acknowledges and agrees that any such agreement shall, among other things, recognize that: (i) the Mortgagee shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease; (ii) the Mortgagee shall not be liable for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to the Mortgagee; (iii) the Mortgagee will not be bound by any option to purchase with respect to the Building or Project; any right of first refusal with respect to the Building or Project, any provision regarding the use of insurance proceeds or condemnation proceeds with respect to the Building or Project which is inconsistent with the terms of the Mortgage; and (iv) the Mortgagee shall not be bound by any amendment to this Lease made without the Mortgagee’s consent. If Tenant fails to return to Landlord an executed subordination agreement satisfying the requirements of this Section 24.1 within the foregoing 10-Business Day period, Landlord shall make a second request to Tenant, and if Tenant fails to deliver an executed subordination agreement within 5 days thereafter, in addition to Landlord’s other rights and remedies provided in this Lease, Tenant shall pay to Landlord a late fee of $100.00 for each day beyond such 5 day period, that Tenant fails to deliver an executed subordination agreement to Landlord. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Notwithstanding the foregoing or anything to the contrary contained herein, concurrently with the execution of this Lease, Landlord shall use commercially reasonable efforts to cause the existing Mortgagee to enter into its form subordination, non-disturbance and attornment agreement prior to the commencement of construction of the Landlord’s Work, which provides in substance that so long as Tenant is not in default under the terms of this Lease, its tenancy and all of its rights hereunder will not be disturbed throughout the Term of this Lease. Tenant shall have no rights or remedies nor shall Landlord be in default if Landlord is unsuccessful in obtaining such agreement. In addition, Tenant’s agreement to subordinate its interest to any future Mortgages is expressly conditioned upon the Mortgagee agreeing in writing to not disturb Tenant’s rights under this Lease following a transfer of Landlord’s interest in the Lease to the Mortgagee as long as Tenant is not in default under this Lease beyond all applicable cure periods and agrees to attorn to the Mortgagee.
24.2 Estoppels. Landlord and Tenant shall each, within 10 Business Days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested. If Tenant fails to return to Landlord an executed estoppel certificate within the foregoing 10 day period, Landlord shall make a second request to Tenant, and if Tenant fails to deliver an executed estoppel certificate within 5 days thereafter, in addition to Landlord’s other rights and remedies provided in this Lease, Tenant shall pay to Landlord a late fee of $100.00 for each day beyond such 5 day period, that Tenant fails to deliver an executed estoppel certificate to Landlord. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.
25. Landlord’s Development Rights.
25.1 Development of Project. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Project and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.
25.2 Subdivision of Project. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the reasonable form requested by Landlord, any reasonable additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.
26. Notices. If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in the Basic Lease Information, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Section or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Section.
27. Miscellaneous.
27.1 Governing Law. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.
27.2 No Recordation. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.
27.3 Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.
27.4 Waiver of Jury Trial. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.
27.5 Intentionally Omitted.
27.6 Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.
27.7 Landlord Release. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Project referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.
27.8 Brokers. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

27.9 Warranty of Authority. Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
27.10 Time of Essence. Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.
27.11 Survival. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4, 5, 10.3, 16, 20, 22, 23 and 27.15 shall survive the expiration or early termination of this Lease.
27.12 Financial Statements. Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.
27.13 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
27.14 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
27.15 Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to identification signage (i) adjacent to the doorway providing entrance to Tenant’s Premises on the floor on which Tenant’s Premises are located and (ii) on the interactive directory screen located in the lobby of the Building, subject to Landlord’s reasonable approval. The location, quality, design, style, lighting and size of such signage and the Exterior Sign (defined below) shall be consistent with the Landlord’s Project standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of all such signage and the repair of all damage to the Building caused by such removal. Effective as of the Commencement Date, Tenant shall also have the non-exclusive right, but not the obligation, to install, at its sole cost and expense, one (1) building top signage on the Building in the location shown on Exhibit H attached hereto (the “Exterior Sign”). Notwithstanding the foregoing, Tenant shall not be entitled to install the Exterior Sign if: (a) Tenant has previously assigned its interest in this Lease (except in connection with a Permitted Transfer), (b) Tenant has previously sublet more than 40% of the square footage of the Premises (except in connection with a Permitted Transfer), or (c) Tenant is in default under any monetary or material non-monetary provision of the Lease beyond applicable notice and cure periods. Furthermore, Tenant’s right to install the Exterior Sign is expressly subject to and contingent upon Tenant receiving the approval and consent to the Exterior Sign from the City of Aliso Viejo, California, its architectural review board, any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under the CC&Rs. Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in connection with the Exterior Sign. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, repairing and removing the Exterior Sign will be at Tenant’s sole cost and expense. Tenant shall submit to Landlord reasonably detailed drawings of its proposed Exterior Sign, including without limitation, the size, material, shape, location, coloring and lettering for review and approval by Landlord. The Exterior Sign shall be subject to (1) Landlord’s prior review and written approval thereof, and (2) the terms, conditions and restrictions of the CC&Rs and shall conform to the Building sign criteria and Project sign criteria, if any, and the other reasonable standards of design and motif established by Landlord for the exterior of the Building and/or the Project. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord’s review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. Tenant will be solely responsible for any damage to the Exterior Sign and any damage that the installation, maintenance, repair or removal thereof may cause to the Building or the Project. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord’s request, to remove the Exterior Sign and restore any damage to the Building and the Project at Tenant’s expense. In addition, Landlord shall have the right to remove the Exterior Sign at Tenant’s sole cost and expense, if, at any time during the Term, conditions (a)-(c) above are not satisfied or the Term expires or is terminated and Tenant has failed to remove the Exterior Sign and repair any damage in connection therewith. Notwithstanding anything to the contrary contained herein, if Tenant fails to install the Exterior Sign on the Building in accordance with the terms of this

Paragraph 27.15 on or before the first year anniversary of the Commencement Date (the “Outside Exterior Sign Installation Date”), Tenant’s right to install any such Exterior Sign shall terminate as of the Outside Exterior Sign Installation Date and shall thereupon be deemed null and void and of no further force and effect. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as set forth herein, Tenant may not install any signs on the exterior or roof of the Building, Project, or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises, Building or Project are subject to the prior approval of Landlord, in its sole discretion.
27.16 No Waiver. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.
27.17 Quiet Enjoyment. Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements; provided, however, Landlord makes no such covenant with respect to Tenant’s use or enjoyment of any telecommunication equipment (whether wireless or part of any Network Cabling of Tenant) and the existence or occurrence of any interference any such equipment may encounter while located at or used in the Premises. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.
27.18 Entire Agreement. This Lease and the following addendum, exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Premises Floor Plan), Exhibit B (Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter, Exhibit E (Parking Agreement), Exhibit F (Recognition of Covenants, Conditions and Restrictions), Exhibit G (Site Technical and Cabling Standards), and Exhibit H (Exterior Sign Location). Neither party is relying on any warranty, statement or representation not contained in this Lease.
27.19 Modification. This Lease may be modified only by a written agreement signed by Landlord and Tenant.
27.20 No Offer to Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed and delivered by such party.
27.21 Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
Tenant will not during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of these representations by Tenant shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
28. Moving Allowance. Within thirty (30) days following Landlord’s receipt of written invoices evidencing the following, provided Tenant has accepted the Premises, delivered the Letter of Credit to Landlord and paid the first installment of monthly Base Rent as required pursuant to the terms of this Lease, Landlord agrees to reimburse Tenant for its actual and reasonable third party expenses incurred in moving to the Premises and performing the Preparation Work up to an amount not to exceed $131,810.00 (i.e., Five and No/100 Dollars ($5.00) per usable square foot of the Premises) (the “Moving Allowance”). In no event shall Landlord be required to reimburse Tenant until thirty (30) days following receipt by Landlord of evidence reasonably satisfactory to Landlord that Tenant has incurred such costs and paid them in full. To the extent Landlord is not appropriately invoiced by Tenant on or before the date which is one hundred twenty (120) days following the Commencement Date, Landlord will be relieved of all further obligations and liability under this Section 28.
[SIGNATURE PAGE FOLLOWS]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: ALISO VIEJO RP-V1, LLC, a Delaware limited liability company
By:	Parker Summit V, LLC, a Delaware limited liability company Its: Member

By:
Name:
Title:

By:	Gateway Aliso Viejo, L.P., a California limited partnership Its: Managing Member

By:	RREEF America, L.L.C., a Delaware limited liability company Its: Manager

By:
Name:
Title:

TENANT: AVANIR PHARMACEUTICALS, INC., a Delaware corporation
By:
Name:
Title:

By:
Name:
Title:

*NOTE:
If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

EXHIBIT B
BUILDING RULES AND REGULATIONS
     Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.
     1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. All re-keying or new locks or bolts must be done by Landlord’s locksmith and must be consistent with the master keying system for the Building. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys or electronic key cards will be furnished by Landlord for the Premises, and any additional keys or electronic key cards required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.
     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.
     3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
     4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.
     5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. In no event shall Tenant’s use of the elevators for any such purpose be permitted during the hours of 7:00 a.m. — 9:00 a.m., 11:30 a.m. — 1:30 p.m. and 4:30 p.m. — 6:30 p.m.
     6. Landlord shall have the right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.
     7. The requirements of Tenant will be attended to only upon application at the office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
     8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.
     9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
     10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.
     11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
     12. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material.
EXHIBIT B

     13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.
     14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.
     15. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.
     16. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.
     17. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.
     18. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
     19. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
     20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.
     21. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
     22. Tenant shall cooperate with Landlord’s trash recycling programs and the orderly sorting of trash materials to facilitate such programs.
     23. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     24. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.
     25. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.
     26. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
     27. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
     28. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except by concessionaires of Landlord.
     29. Food vendors appropriately licensed by the appropriate authorities shall be allowed in the Building upon twenty-four (24) hour advance receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Project management office. Under no circumstance shall
EXHIBIT B

the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.
     30. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
     31. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. There is no smoking permitted in any of the buildings comprising the Project. In addition, Landlord reserves the right to designate, in Landlord’s sole discretion, the only outside areas in the Project where smoking shall be permitted.
     32. No antenna, aerial, discs, dishes or other such device shall be erected or placed on the roof of the Building or anywhere else outside the Premises, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal without notice at any time.
     33. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.
EXHIBIT B

EXHIBIT C
COMMENCEMENT LETTER
(EXAMPLE)
Date: ________________________

Tenant Address:

Re:	Commencement Letter with respect to that certain Summit Office Lease dated as of the _____ day of __________, _____, by and between _____ SAV IV, LLC, a Delaware limited liability company, as Landlord, and ____________________ a(n) _________________, as Tenant, for ____________ rentable square feet (________ usable square feet) on the _______________________ floor of the Building located at __________________________.
Dear _____________________:
In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:
1.	The Commencement Date of the Lease is ________________________;

2.	The Termination Date of the Lease is ____________________________; and

3.	The Premises contain _________ rentable square feet.
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing 3 originals of this Commencement Letter in the space provided below and returning 2 fully executed originals to my attention.
Sincerely,

Project Manager
Agreed and Accepted:

Tenant:

By:
Name:
Title:
Date:

EXHIBIT C

EXHIBIT D
WORK LETTER
     This Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit D and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Work Letter.
SECTION 1
LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES
     1.1 Base, Shell and Core of the Premises as Constructed by Landlord. Landlord has constructed or will construct, the base, shell and core of the Building as generally described on Schedule 1, attached hereto (the “Base, Shell, and Core”).
     1.2 Intentionally Omitted.
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvements; Generally. Landlord shall construct, at its sole cost and expense (except as otherwise provided in this Work Letter) up to an amount not to exceed $1,449,910.00 (the “Cap”), office improvements in the Premises (“Tenant Improvements”) that substantially conform to the Final Space Plan (defined in Section 3.2 below) and that substantially conform to Landlord’s Standard Improvement Package (as defined in Section 2.2 below) or such other materials and finishes as agreed to in writing by Landlord and Tenant. All of those costs and expenses incurred in connection with the construction of the Tenant Improvements in excess of the amount of the Cap shall be the responsibility of Tenant, as more particularly set forth in this Work Letter.
     2.2 Costs Charged Against the Cap. All of the costs related to the construction of the Tenant Improvements shall be charged against the Cap, along with the following items and costs (collectively, the “Tenant Improvement Cap Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter (excluding the Architect Allowance, which shall be disbursed separately pursuant to Section 3.6 below) payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (iii) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including the cost for the electrical metering of the Premises contemplated in the Lease); and (iv) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”).
     2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications are set forth on Schedule 2, attached hereto. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications.
     2.4 No Removable Items. Tenant shall not be required to remove any Tenant Improvements from the Premises at the expiration or earlier termination of this Lease.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. The architect/space planner designated by Landlord and Tenant, Shlemmer Algaze Associates (the “Architect”), shall prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The engineering consultants designated by Landlord (the “Engineers”) shall prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”, and shall be based upon the Final Space Plan (defined below) All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s approval. Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner,
EXHIBIT D

architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
     3.2 Final Space Plan. Landlord and Tenant have approved the final space plan for the Tenant Improvements to be constructed in the Premises (collectively, the “Final Space Plan”), which is attached hereto as Schedule 4.
     3.3 Final Working Drawings; Final Pricing Plan. The Architect and the Engineers shall complete the architectural and engineering drawings based upon the Final Space Plan for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, and Landlord shall, in turn, submit the same to Tenant for Tenant’s approval, together with a “Final Pricing Plan,” which approval shall be given on or before the date set forth on Schedule 3. Tenant may work with the Architect, Landlord and the Contractor (defined below) to value engineer the Final Working Drawings for the purpose of reducing the cost of the Tenant Improvements, but under no circumstance shall the Tenant Improvements be rebid as a result of any revisions to the Final Working Drawings; provided, however, so long as Landlord is using commercially reasonable efforts to respond to any requests and comments made to the Final Working Drawings and Final Pricing Plan by Tenant, in the event that Landlord and Tenant have not agreed upon the Final Working Drawings and Final Pricing Plan by March 15, 2011, each day thereafter shall be deemed a “Tenant Delay” until the parties have agreed upon the Final Working Drawings and Final Pricing Plan. Tenant’s failure to deliver any comments or disapprovals within such time shall be deemed Tenant’s approval thereof. If Tenant reasonably disapproves the Final Pricing Plan, Landlord and Tenant shall negotiate in good faith to reach agreement on the items contained in the Final Pricing Plan, provided that Landlord shall not be obligated to approve any changes proposed by Tenant to the Final Pricing Plan to the extent the proposed changes are inconsistent with the Standard Improvement Package or if the quality of the Tenant Improvements will not be equal to or of greater quality than the Specifications. Upon receipt of the approved Final Pricing Plan by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Final Pricing Plan and to commence the construction relating to such items.
     3.4 Permits; Excess Costs. The Final Working Drawings shall be approved by Landlord and Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Landlord shall coordinate with the Architect and Contractor in all phases of the permitting process and shall monitor all plan check numbers and dates of submittal in order to obtain the Permits. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Tenant may request changes to the Approved Working Drawings provided that (a) the changes shall not be of a lesser quality than Landlord’s standard Specifications (as described in Section 2.2 above) for tenant improvements for the Building, as the same may be changed from time to time by Landlord; (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below. To the extent any such change approved by Landlord results in the total cost of the Tenant Improvements to exceed the amount of the Cap, Tenant shall deliver to Landlord, in good and sufficient funds, fifty percent (50%) of the amount of such excess costs immediately upon Landlord’s request. As described above in this Work Letter, Tenant shall also be responsible for all of those costs and expenses relating to the construction of the Tenant Improvements (including the Tenant Improvement Cap Items) in excess of the amount of the Cap, and for purposes of this Work Letter, such costs and expenses in excess of the Cap amount and said costs described above relating to changes in the Approved Working Drawings which result in the total cost of the Tenant Improvements exceeding the amount of the Cap shall be collectively referred to as the “Excess Cost Amount”. Fifty percent (50%) of the Excess Cost Amount shall be paid to Landlord within five (5) Business Days of the parties’ approval of the Final Pricing Plan, or immediately upon request with respect to any change to the Approved Working Drawings, as applicable. Landlord shall have no obligation to commence construction of the Tenant Improvements until Tenant pays to Landlord such portion of the Excess Cost Amount. Upon completion of the Tenant Improvements, Tenant shall deliver the balance of the Excess Cost Amount to Landlord or Landlord shall promptly thereafter refund any unused amount to Tenant.
     3.5 Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 3 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.
     3.6 Architect Allowance. Tenant shall be entitled to a one-time architect allowance (the “Architect Allowance”) in the amount of Three Thousand Five Hundred Seventy-Four and 80/100 Dollars ($3,574.80) (i.e., $0.12 per rentable square foot of the Premises) for the costs relating to the Final Space Plan created by Architect. Following the commencement of the construction of the Tenant Improvements, Landlord shall reimburse Tenant,
EXHIBIT D

within thirty (30) days of receipt of written invoices, for all those costs and expenses incurred by Tenant in connection with employing Architect to prepare the Final Space Plan up to an amount not to exceed the Architect Allowance. All costs and expenses to prepare the Final Space plan in excess of the Architect Allowance shall be the sole responsibility of Tenant.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Contractor. A contractor designated by Landlord (“Contractor”) shall construct the Tenant Improvements.
     4.2 Landlord’s Payment for Tenant Improvements. Landlord shall be obligated to pay for all costs for the design, permitting and construction of the Tenant Improvements up to an amount not to exceed the Cap.
     4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.
     4.3.1 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, to construct the Tenant Improvements in accordance with the Approved Working Drawings and Landlord shall supervise the construction by Contractor.
     4.3.2 Contractor’s Warranties and Guaranties. Landlord shall obtain from the Contractor a one (1) year warranty (commencing on the Commencement Date) that the Tenant Improvements have been completed substantially in accordance with the Approved Working Drawings and are free from construction defects in materials and workmanship. If (i) it is determined that the Tenant Improvements have not been completed substantially in accordance with the Approved Working Drawings and/or contain any such construction defects, (ii) such failure and/or construction defects do not arise out of any act, omission or negligence of Tenant, its agents or employees, and (iii) Tenant notifies Landlord of such applicable failure and/or construction defects within one hundred eighty (180) days after the Commencement Date, then Landlord shall, at no cost to Tenant, correct such construction defect. Following the expiration of said 180-day period, Landlord shall assign to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant shall be deemed to have waived all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Notwithstanding the foregoing and to the extent necessary, Landlord shall use commercially reasonable efforts following the expiration of said 180-day period, at no out-of-pocket cost to Landlord, to assist Tenant in enforcing such warranties and guaranties by Contractor relating to the Tenant Improvements.
SECTION 5
COMPLETION OF THE TENANT IMPROVEMENTS;
LEASE COMMENCEMENT DATE
     5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the earlier of the date upon which Tenant commences business operations from the Premises or the date of substantial completion of the Premises. For purposes of this Lease, “substantial completion” of the Premises shall occur upon (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any minor punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (ii) the date a temporary certificate of occupancy or other required equivalent approval from the local governmental authority is issued permitting occupancy of the Premises (such as sign off on the building inspection cards).
     5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the substantial completion of the Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of (each, a “Tenant Delay”):
          5.2.1 Tenant’s failure to comply with the Time Deadlines (subject to force majeure delays);
          5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval (provided Tenant receives all reasonable information to make such determination), including, without limitation, the parties failure to approve the Final Working Drawings and Final Pricing Plan by March 15, 2011 as set forth in Section 3.3 above;
          5.2.3 A material breach by Tenant of the terms of this Tenant Work Letter or the Lease;
          5.2.4 Tenant’s request for changes in the Approved Working Drawings (which actually delays substantial completion);
          5.2.5 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package, provided that Landlord has informed Tenant in writing of such lead time items prior to approval of the Approved Working Drawings;
EXHIBIT D

          5.2.6 Changes to the Base, Shell and Core required by the Approved Working Drawings; or
          5.2.7 Any other acts or omissions of Tenant, or its agents, or employees of which Tenant receives prompt notice of the occurrence thereof from Landlord;
then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the substantial completion of the Premises, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred; provided that any delays identified above are not due to the acts, delays or omissions of Landlord.
SECTION 6
MISCELLANEOUS
     6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms of Section 3.4 of the Lease, provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises approximately thirty (30) days prior to the substantial completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.
     6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.
     6.3 Tenant’s Representative. Tenant has designated Christine Ocampo as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
     6.4 Landlord’s Representative. Landlord has designated Matt Jepsen as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
     6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.
     6.6 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
     6.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage as set forth in Section 5 of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
EXHIBIT D

LANDLORD:

ALISO VIEJO RP-V1, LLC, a Delaware limited liability company

By:	Parker Summit V, LLC,
a Delaware limited liability company Its: Member

By:
Name:
Title:

By:	Gateway Aliso Viejo, L.P., a California limited partnership Its: Managing Member

By:	RREEF America, L.L.C., a Delaware limited liability company Its: Manager

By:
Name:
Title:

TENANT: AVANIR PHARMACEUTICALS, INC., a Delaware corporation
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D

SCHEDULE 1
SUMMIT PHASE V
BASE, SHELL AND CORE DESCRIPTION

Project Description	1.	4-Story Office Building with 35,850 sq. ft. floor plates

Structure	2.	Floor to floor height of 13’-6” typical, 15’-0” first floor.

	3.	Spread footings with grade beams at moment frame perimeter.

	4.	Structural steel building with seismic moment frame.

Floor	5.	Lightweight concrete on all elevated floors.

Exterior	6.	Smooth plaster exterior skin with storefront/curtain with high-efficiency double-pane window system.

Interior Finish	7.	Ground floor public lobby complete.

	8.	Finished men’s and women’s restrooms on all floors with ceramic tile floors and walls and painted gypsum board ceiling.

Vertical	9.	Two (2) Otis Gen-2 traction elevators with custom upgraded Movement cabs.

Mechanical	10.	Efficient York 60 and 70-ton rooftop package units with variable frequency drives (VFD). Master controlled energy management system with Alerton direct-digital controls (DDC).

Fire Safety	11.	Fire Sprinklers distributed with temporary heads and shields at a rate of 1/150 sq. ft.

Electrical	12.	Main switchgear 277/480 volt, 30 Enterprise — 3,000 amps, 30 Enterprise — 4,000 amps main service. Receptacle loads are designed at 7 watts per square foot, lighting loads at 2 watts per square foot.

SCHEDULE 1

SCHEDULE 2
BUILDING STANDARD TENANT IMPROVEMENT SPECIFICATIONS
SUMMIT PHASE V — 20 & 30 ENTERPRISE
1)	PARTITIONS
a)	DEMISING PARTITION
i)	3 5/8” x 20 gauge metal studs at 24” on center (unless floor structure or roof structure is higher than 19’-0” A.F.F.). 20 gauge is permitted if structure above is below 13’-6” A.F.F.

ii)	5/8” type “X” gypsum board, one layer each side of studs.

iii)	Full height partition from floor slab to bottom of structural slab.

iv)	Partition taped smooth and sanded to receive paint or scheduled finish below ceiling line.

v)	Owens corning “Noise Barrier”, 2 1/2”, R-11 batt insulation.

vi)	Stagger and acoustical caulk around electrical outlet and other boxes; caulk around conduit and other through wall penetrations. Caulk entire perimeter of wall at floor, exterior wall, structure and between “L” metal finished gypsum board and intersecting wall.

vii)	Secure top channel and bottom with 1/4” shot pins at 4’-0” o.c. and 6” from corner.

viii)	Continuous corner beads with neoprene gasket at exterior glazing mullion.

ix)	All exterior corners with corner beads, all exposed edges finished with metal trim.
b)	INTERIOR PARTITION
i)	3 5/8” x 25 gauge metal studs at 24” on center with seismic bracing per code, U.N.O.

ii)	5/8” type “X” gypsum board, one layer each side of studs.

iii)	Partition taped smooth and sanded to receive paint or wall covering.

iv)	Height: from floor to underside of ceiling to be 9’-0” A.F.F.; 1st Floor 10’—6” A.F.F.

v)	Continuous corner beads with neoprene gasket at exterior glazing mullion.

vi)	Exterior corners with corner beads, exposed edges finished with metal trim.

vii)	“L” metal of partition terminates at ceiling.
c)	PERIMETER DRYWALL & COLUMN FURRING
i)	Perimeter of exterior wall to receive 3 5/8” metal studs at 24” o.c. with 5/8” type “X” gypsum board as required by current Title 24 guidelines; taped smooth and sanded to receive paint or scheduled finish.

ii)	Provide or continue wall insulation to comply with the Title 24 energy code.

iii)	Interior structural columns to receive 3 5/8” metal studs at 24” o.c. with 5/8” type “X” gypsum board below the ceiling line or as required by current Title 24 guidelines; taped smooth and sanded to receive paint or scheduled finish.
2)	DOOR ASSEMBLY
a)	CORRIDOR ENTRY DOOR ASSEMBLY
i)	Single door — 3’-0” x 8’-0” x 1 3/4” solid core wood, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

ii)	Double door — 6’-0” x 8’-0” x 1 3/4” solid core, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

iii)	Finish — factory applied transparent or opaque finish to match Architect’s sample.

iv)	Rating — not rated.

v)	Frame — 3’-0” x 8’-0”, brushed aluminum doorframe by “Western Integrated”

vi)	Lockset: lever hardware by “Schlage” L9453-17 mortise lockset, (6) pin “Everest” C123 keyway. Finish: 626 Satin Chrome.

vii)	(2) pair Butt hinges: 4 1/2” x 4 1/2” “Hager” BB-1279 (“Stanley”, “Soss”, “McKinney” are acceptable alternates), finish to match lever sets.

viii)	Door Closer: “Norton” #8501 parallel arm, #689 aluminum finish.

ix)	Door Stop: Quality #331 floor stop, finish to match lever.
b)	INTERIOR DOORS
i)	Single door — 3’-0” x 8’-0” x 1 3/4” solid core, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

ii)	Double door — 6’-0” x 8’-0” x 1 3/4” solid core, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

iii)	Finish — factory applied transparent or opaque finish to match Architect’s sample.

iv)	Frame — 3’-0” x 8’-0” x 3 3/4”, “Western Integrated”, brushed aluminum.

v)	Lockset — lever hardware by Schlage D Series “Sparta” cylindrical latch set/lockset, lockset to be 6 pin Everest C123 Keyway. Finish: 626 Satin Chrome.

vi)	(2) pair Butt hinges: 4 1/2” x 4 1/2” Hager 1279.

vii)	Door Stop: Quality #331 floor stop, finish to match lever.
3)	BUILT-IN MILLWORK
a)	Millwork cabinets to be W.I.C. custom standard flush overlay construction with 3 1/2” wire pulls; Finish: Satin Chrome.

b)	Plastic Laminate Exterior use: Nevamar, Wilsonart, or Formica.
SCHEDULE 2

c)	Korton/Melamine Interiors use: white or black.
4)	ACOUSTIC CEILING SYSTEM
a)	Donn Fineline DXF Narrow 9/16”, face with 1/4” reveal, intermediate duty with white recess throughout tenant premises.

b)	Partition attachment clips.

c)	USG “Millennia Climaplus Ceilings” tile, 2’ x 2’x 3/4”, kerffed and beveled edge. (eligible for LEED CI points)

d)	Ceiling height 10-6”: Floor 1.

e)	Ceiling height 9-0”: Floors 2-4.
5)	FIRE SPRINKLER
a)	Drop heads from existing distribution, to be located in center of ceiling tile.

b)	Adjustable heads.

c)	Semi-recessed head model ‘H’ 2” orifice with white enamel trim.

d)	Record Designer: Design-Build by incumbent contractor.
6)	FINISHES
a)	PAINT
i)	One specified primer coat, plus two “Eggshell” finish coats.

ii)	Benjamin Moore; Ecospec Interior Line. (eligible for LEED CI points)

iii)	Colors to be selected by tenant from building standards.
b)	FLOOR COVERING
i)	Carpet: “Shaw”; Turn-Key Collection: “Edit”, “Equal”, or “Divide”. Direct glue down installation. (eligible for LEED CI points: 100% eco solution Q premium branded nylon fiber)

ii)	“Shaw” guarantees it will pick up EcoWorx carpet at the end of its life, at no charge to customer, and recycle it into more EcoWorx.

iii)	Vinyl composition title — “Armstrong” Imperial Texture Standard Excelon

iv)	12”x12”x1/8” gauge tile.

v)	Colors to be selected by tenant from building standard.
c)	RUBBER BASE
i)	4” rubber coved base, ‘Burke’ or equal.

ii)	Colors to be selected by tenant from building standards.
d)	WINDOW COVERING
i)	Century Blinds perforated vinyl vertical blind. Draw and tilt function, with 3 1/2” curved P.V.C. vanes with perforation.

ii)	Color: Satin White.
7)	SIGNAGE (Property Manager)
a)	Building standard ground floor directory tenant identification/suite number strip.

b)	Building standard tenant identification/suite number sign adjacent to corridor entry door.

c)	Outdoor illuminated signs: Negotiate with property manager.
i)	Power through lighting control system for automatic daily illumination.
8)	MECHANICAL SYSTEMS
a)	HVAC
i)	The shell and core has separate AC units for each floor of the building with main ducting pre-installed and with ceiling plenum return.

ii)	Diffuser and Return Air Grilles: Krueger or Titus, flush with ceiling, modular, perforated type with metal frame, square neck and modular core. Furnish with factory finish to match ceiling tile and frame type to match ceiling suspension system. Supply diffusers to include 4 way adjustable curved blades.

iii)	Typical Zoning Density: 750 square feet per zone, average. Corner offices and conference rooms zoned separately.

iv)	Return air: Provide return air grills proportionally arranged for open interior bays. Provide return air grills for each closed office. Where slab-to-slab privacy walls are

v)	installed, provide a “U” or “Z” lined transfer duct sized for an air velocity of 300 FPM or less.

vi)	Provide variable air volume (VAV) air delivery terminals tied into existing main supply duct. Provide lined discharge plenums for downstream bellmouth duct tapings.

vii)	Variable Air Volume Terminals: Price, Krueger or Titus, single inlet pressure independent without heat for interior zones, with 2 row hot water coil for perimeter zones and a flow cross inlet flow sensing element.

viii)	Perimeter and interior zone VAV terminals will include a 2 row hot water heating coil with velocity reduction plenum, a 2 way pressure-independent control valve, medium mesh strainer, ball type SOVs and insulated branch piping tied into existing hot water mains.
SCHEDULE 2

(1)	Provide air vent valves at high points in inverts for air relief.
ix)	For IDF rooms, server rooms and other areas with significant cooling loads, provide cooling only VAV terminals and/or supplementary cooling units. Obtain permission from and coordinate the installation of roof mounted equipment with the property manager.

x)	Provide rigid spiral duct run-outs to terminals, one size larger than the terminal inlet collar for low pressure drop. Transition to terminal inlet with a long throat conical fitting. Tap runout into main duct using bellmouth fittings. Provide a lined terminal discharge plenum fitted up to the heating coil for downstream ducts, using bellmouth fittings, collars and balancing dampers.
b)	CONTROL WORK
Control work shall include building standard Alerton BACnet pressure-independent digital zone controllers with heating coil discharge air temperature sensors, MicroSet wall thermostats with display and buttons, UL Listed 24 VAC, 40 VA transformer, Belimo damper actuators, Belimo PICCV control valves with actuators, installation, programming and graphics/alarm/trend updating at operator workstation.

i)	Tie zone controllers into the existing floor MS/TP BACnet data network at the main ducts. Insert the tenant zones into the network by pulling network cable back to the adjacent zone and running new wire to the new zone, then picking up the existing wire again to form a daisy chain with no intermediate splices.
(1)	Program zone terminals identically to the base building terminals including feedback for static pressure reset, discharge air temperature reset with heating minimum air flow reset, purge-out, warm-up/cool-down, demand controlled ventilation and other building standard control features.

(2)	Program the perimeter zones and gathering areas for a minimum air flow of 20% of design flow and interior open areas to zero minimum flow. All zones shall accept proportional reset from demand controlled ventilation algorithms.
ii)	Provide Telaire Model 8003 CO2 sensors in tenant spaces for sensing the average CO2 levels. Provide additional sensors in lunch rooms, conference rooms and other closed areas where more than four people can gather.
(1)	Program each zone to accept digital reset of the minimum air flow setting from the CO2 sensors in the related spaces. Where a CO2 sensor encompasses several related zones, link these zones to the demand controlled ventilation reset. Reset the minimums proportionally up to 40% of design flow in each zone.
c)	TESTING, BALANCING AND LEED CI COMMISSIONING
i)	Provide the services of American Companies (AABC/ACG) and Climatec, Inc. (Alerton) for combined test, balance and commissioning of zone work to meet the LEED CI standard integrating with the LEED certification for the building shell and core.

ii)	Provide Title 24 static pressure optimization, purge and building standard after-hours sequences to suit the tenant and their lease arrangement.

iii)	Design static pressure is 1.25” WC in the main duct. This will not be adjusted higher to make undersized terminals perform.

iv)	Space heating water design temperatures are 160°F supply with a 30°F delta. Two-row heating coils are required.

v)	Space pressurization is maintained at 0.05” WC positive.
9)	ELECTRICAL SYSTEMS
a)	LIGHTING FIXTURES
i)	2’ x 4’ Lithonia “Avante” AV-G-3-32MDR-277-GEB-W3-F32T8/TL8.

ii)	Three T8 fluorescent tubes; 8500K (daylight) color temperature with earthquake clips and ceiling wire.

iii)	Provide electronic daylight compensation for fixtures rows along the glazed perimeter walls for each exposure for LEED CI points.

iv)	Coverage ratio: In accordance with IES standard and Title 24 energy code.
b)	ELECTRICAL POWER WALL OUTLET
i)	‘Leviton’, Decora, receptacles self-grounding or equal, duplex, 20 amp receptacle.

ii)	Color: White.

iii)	Mounted vertically 18” A.F.F. to center of faceplate.
c)	ELECTRICAL FLOOR BOXES & PARTITION FEEDS
i)	Walker#880 SI (One Gang Box)

ii)	Walker #880 52 (Two Gang Box)

iii)	Walker#817 PC-BRN (One Gang Carpet Flange)

iv)	Walker # 927 PC-BRN (Two Gang Carpet Flange)

v)	Walker # 828 PR-BRN (Duplex receptacle with cover plate)

vi)	Walker # 829 PS-BRN (Telephone /Data with cover plate)

vii)	Walker # 829 PCK-BRN (Low tension cover plate with K.O.’s for power flex to system)
d)	FLUSH FLOOR-MOUNTED POKE THRU POWER WITH FLEX FEED TO ELECTRIFIED PARTITION SYSTEM
SCHEDULE 2

i)	Walker #RC-700-6A
e)	FLUSH FLOOR MOUNTED POKE THRU TELEPHONE/DATA
i)	Walker #RC-700-A-20A with COM5O.

ii)	Use 3/4” C. for telephone/data feed.
f)	LIGHTING CONTROL MOTION SENSORS
i)	Wall mounted, dual level sensor- Unenco # SOM 10-2

ii)	Wall mounted, single level sensor- Unenco #SOM 10-1

iii)	One way ceiling mount sensor - Unenco #C-500-800

iv)	Plenum rated (FR) wire, UL Listed transformer and control relay.
g)	LIGHTING CONTROL SWITCHING (for use in other areas as allowed by current Title 24 guidelines)
i)	Leviton Decora #5601 and 5603, White.

ii)	Switched AB paired in double gang box to meet Title 24 requirements.

iii)	Height 40” A.F.F., to centerline of switch.
h)	BASE BUILDING LIGHTING CONTROL SYSTEM (LEVITON)
i)	Route tenant light circuits (excluding emergency circuits) through the digital lighting control panel circuit relays located in each electrical room.

ii)	Arrange and program circuits to the building standard template and occupancy schedule (identified in the lease).

iii)	Provide digital low voltage programmable switches in key locations to permit tenants to turn on lights after normal hours.
(1)	Provide engraved plates to identify areas controlled by digital low voltage switches.
10)	TELEPHONE/DATA PROVISIONS
a)	Single gang wall box with 3/4” conduit stub sweep-out 6” above ceiling.

b)	Mount vertically plumb and true, 18” A.F.F. to center of faceplate.

c)	Faceplate color is White.

d)	Plenum wiring in ceiling spaces, neatly run parallel to building lines and properly hung

e)	Provide a two-inch (minimum) telephone conduit from the nearest floor telephone room to tenant backboard within the suite for tenant service cabling.
i)	Tenant provides fiber/copper cable in conduit.
f)	Coordinate equipment space in main telephone room with property management.
11)	EXIT SIGNS
a)	Lithonia LRP-1-GC-LA-277-X2, Single Face; LRP-2-GMR-DA-277-X2, Double Face. LED illumination, RED

b)	Universal mounting and universal illuminated exit sign with injection molded clear polycarbonate outer housing.

c)	White inner stencil background with green letters.

d)	Provide 90 minute, 1400 lumen battery pack or connect to tenant provided common battery backed UPS.
12)	PLUMBING FIXTURES
a)	Kitchen sink: single basin stainless steel #SL-ADA-1921-A-GR, 6 1/2” DP or equal by Elkay.

b)	ADA compliant 2 handle faucet by Elkay or Moen.

c)	Garbage Disposal: In-Sink-Erator Model 777SS, 3/4 HP.

d)	Chronomite Labs: Model M-40-277; 11 kW electronic temperature control for coffee/lunch room sinks and dishwashers.
13)	FIRE LIFE SAFETY
a)	Semi-recessed fire extinguisher cabinets by Potter-Roemer, “Alta” series. Color to match adjacent wall.

b)	Fire/smoke detection, manual initiation and speaker/strobes are design-build to match building standard provided by incumbent contractor.
14)	SECURITY
a)	Card Access Control: Access after-hours is through the use of electrically coded cards in existing building card readers.
i)	Card controls access to main lobby entry and elevators.

ii)	Exit doors to stairwells and public exits are monitored with door bug sensors.
b)	Camera surveillance is provided for the lobbies, public areas, corridors and parking garage. Tenant provides additional cameras to suit.
15)	MISCELLANEOUS
a)	Tenant Improvement allowance includes working drawings, permits and fees.

b)	Electrical engineer to calculate lighting and receptacle loads (watts per sf) to demonstrate compliance with
SCHEDULE 2

the lease, LEED CI and with the T24 energy code.

c)	Mechanical engineer to calculate heating, cooling and ventilation loads to demonstrate compliance with the lease, LEED CI and with the T24 energy code.

d)	Plumbing engineer to calculate fixture unit loads to demonstrate compliance with the lease, LEED CI and with the T24 energy code.

e)	Data/Telecom system designer to be a BICSI certified RCDD engineer, designing data distribution system in ceiling plenums in compliance with the lease, local codes and best industry workmanship standards.
SCHEDULE 2

SCHEDULE 3
TIME DEADLINES

Dates	Actions to be Performed
A. Ten (10) business days after Tenant receives the Final Working Drawings from Landlord	Final Working Drawings and Final Pricing Plan to be approved by Tenant.
SCHEDULE 3

EXHIBIT E
PARKING AGREEMENT
This Exhibit (the “Parking Agreement”) is attached to and made a part of the Summit Office Lease.
1.	The capitalized terms used in this Parking Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Parking Agreement. In the event of any conflict between the Lease and this Parking Agreement, the latter shall control.

2.	Landlord hereby grants to Tenant and persons designated by Tenant a license to use one hundred ten (110) non-reserved parking spaces and ten (10) reserved parking spaces in the parking facility (“Parking Facility”) located at the Project. The term of such license shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Termination Date under the Lease, the sooner termination of the Lease, or Tenant’s abandonment of the Premises thereunder. Said ten (10) reserved parking spaces shall be in a location designated by Landlord. During the term of this license, Tenant shall pay Landlord the prevailing monthly charges established from time to time for parking in the Parking Facility, payable in advance, with Tenant’s payment of monthly Base Rent. The charge for such parking spaces during the initial term of this license is $0 per non-reserved parking pass, per month, and $0.00 per reserved parking pass per month. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant. Tenant may, from time to time request additional parking spaces, and if Landlord shall provide the same, such parking spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established from time to time.

3.	Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Parking Facility. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. The rules set forth herein are currently in effect. Landlord may refuse to permit any person who violates such rules to park in the Parking Facility, and any violation of the rules shall subject the car to removal from the Parking Facility.

4.	Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Tenant acknowledges that Landlord has no liability for claims arising through acts or omissions of any independent operator of the Parking Facility. Landlord shall have no liability whatsoever for any damage to items located in the Parking Facility, nor for any personal injuries or death arising out of any matter relating to the Parking Facility, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any location designated for such assigned or reserved parking spaces. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. In such event, Landlord shall refund any prepaid parking rent hereunder, prorated on a per diem basis.

5.	If Tenant shall default under this Parking Agreement, the operator shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Parking Agreement, Landlord shall have the right to cancel this Parking Agreement on 10 days’ written notice, unless within such 10 day period, Tenant cures such default. If Tenant defaults with respect to the same term or condition under this Parking Agreement more than 3 times during any 12 month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding 12 month period, shall, at Landlord’s election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Parking Agreement, and any default under this Parking Agreement shall be a default under the Lease.
RULES
(i)	Parking Facility hours shall be 6:00 a.m. to 8:00 p.m., however, Tenant shall have access to the Parking Facility on a 24 hour basis, 7 days a week. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility, or on the Project. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide the
EXHIBIT E

operator with prior notice thereof designating the license plate number and model of such automobile.

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be 5 miles per hour.

(v)	Parking spaces reserved for spaces for handicapped persons must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:
(a)	Areas not striped for parking

(b)	aisles

(c)	where “no parking” signs are posted

(d)	ramps

(e)	loading zones
(vii)	Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking spaces and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii)	Monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the Parking Facility is not used by Tenant or its designees.

(ix)	Parking Facility managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x)	Every parker is required to park and lock his/her own car.

(xi)	Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the Parking Facility manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen spaces and devices found by Tenant or its employees must be reported to the office of the garage immediately.

(xii)	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited except by Landlord or Landlord’s vendors or concessionaires. Parking spaces may be used only for parking automobiles.

(xiii)	By signing this Parking Agreement, Tenant agrees to acquaint all persons to whom Tenant assigns a parking pass with these Rules.
6.	TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING FACILITY OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT.

7.	Without limiting the provisions of Paragraph 6 above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

8.	The provisions of Section 21 of the Lease are hereby incorporated by reference as if fully recited.

Tenant acknowledges that Tenant has read the provisions of this Parking Agreement, has been fully and completely advised of the potential dangers incidental to parking in the Parking Facility and is fully aware of the legal consequences of signing this instrument.
EXHIBIT E

EXHIBIT F
RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:
ALLEN, MATKINS, LECK, GAMBLE
          MALLORY & NATSIS LLP
1900 Main Street, 5th Floor
Irvine, California 92614
Attention: Michael A. Alvarado, Esq.

RECOGNITION OF COVENANTS,
CONDITIONS, AND RESTRICTIONS
     This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the _____ day of ______________, 20__, by and between ALISO VIEJO RP-V1, LLC, a Delaware limited liability company (“Landlord”), and ________________________ (“Tenant”), with reference to the following facts:
     A. Landlord and Tenant entered into that certain Summit Office Lease dated _________, 20__ (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).
     B. The Premises are located in an office building located on real property which is part of an area owned by Landlord containing approximately _______ (__) acres of real property located in the City of Aliso Viejo, California (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.
     C. Landlord (or The Summit-Aliso Viejo LLC, a Delaware limited liability company, as predecessor-in-interest to Landlord), as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “Declaration”), dated ______________, 20__, in connection with the Project.
     D. Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.
     NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Tenant’s Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

2.	Miscellaneous.
2.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2	This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3	This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4	This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5	In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6	All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.
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2.7	If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8	Time is of the essence of this Agreement.

2.9	The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10	As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.
EXHIBIT F

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”: ALISO VIEJO RP-V1, LLC, a Delaware limited liability company
By:	Parker Summit V, LLC,
a Delaware limited liability company
Its: Member

By:
Name:
Title:

By:	Gateway Aliso Viejo, L.P., a California limited
partnership
Its: Managing Member

By:	RREEF America, L.L.C., a Delaware limited
liability company
Its: Manager

By:
Name:
Title:

“Tenant”:
a

By:
Its:

By:
Its:

EXHIBIT F

EXHIBIT G
SITE TECHNICAL AND CABLING STANDARDS
Communications Infrastructure
Riser Cable Specifications
1.	All communications infrastructure copper cabling for POTS voice circuits shall be rated at least:
•	Category-3

•	24-Guage Solid Conductor

•	Unshielded Twisted Pair

•	Minimum of 25 pairs
2.	All building-to-building and/or underground communications infrastructure copper cabling shall be rated at least:
•	Category-3

•	24-Guage Solid Conductor

•	Unshielded Twisted Pair

•	One Overall Shield w/ drain wire

•	Water-blocking

•	Minimum of 25 pairs
3.	All Hi-Cap circuit copper cabling shall be rated at least:
•	Category-5

•	22-Guage Solid Conductor

•	Shielded Twisted Pair

•	Minimum of 2 pairs
4.	All fiber optic cabling shall be:
•	Corning

•	50/125 micron — Multi-mode or Singlemode

•	Minimum of 6 fibers
5.	All building-to-building and/or underground fiber optic cabling shall be:
•	Corning

•	50/125 micron — Multi-mode or Singlemode

•	Water-blocking

•	Minimum of 6 fibers
6.	All copper cabling termination blocks shall be M66-50 for Category-3 cable and 110 type for Category-5 cable.

7.	All hi-cap circuits shall terminate on designated punch blocks with at least 4 pair spaces separating each high capacity circuit.
Communications Infrastructure
Policies and Procedures
Tenants shall contract exclusively with Landlord’s riser management vendor for the installation and/or modification of all cabling from building entry point (MPOE) to tenant’s suite in accordance with the established policies and procedures described below.
1.	No one shall be permitted access to the building communications closets without prior permission from Landlord’s riser management vendor or building management. All third party vendors will sign-in and sign-out with building security or property management.

2.	Closet access by outside communication technicians shall be restricted to the building’s MPOE only and all work performed shall be supervised and inspected by Landlord’s riser management vendor on an hourly basis at the tenant’s expense.

3.	Tenant shall provide Landlord’s riser management vendor with an event escalation and emergency contact list.

4.	Tenants are not permitted to install any cable or equipment in building communications closets without authorization from Landlord’s riser management vendor and building management. Parker Properties may at some time install secure, locking, tenant equipment co-location cabinets on each floor. Landlord’s riser management vendor will document and control the installation of all such equipment. Access to these communications closets and cabinets shall be coordinated through Landlord’s riser management vendor and/or building management.

5.	All tenant cabling shall be confined to the boundaries of tenant’s suite. No tenant cabling shall terminate in or pass through building communications closets. Should building management make
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an exception, cable shall be enclosed in conduit. If a pull box is required, a locking pull box must be utilized. Tenants will be required to contract with Landlord’s riser management vendor to install any cable or conduit in or between building communications closets.

6.	High capacity circuits such as T-1 and DSL can cause disruption to normal voice (POTS) lines. Therefore, they must be extended from the MPOE to the tenant’s suite via a separate cable.

7.	Any and all third parties hired by tenant must meet the contractor certification requirements as set forth and updated from time to time by building management and Landlord’s riser management vendor which shall include but not be limited to applicable manufacturer’s certification, licenses and certificates of insurance.

8.	Upon lease termination, Landlord has the option to repair, replace or remove such cable and all termination hardware at the tenant’s expense. Cable terminations and mounting hardware that attached to the ceilings, floors or walls of the building and all pathways and cable in building common areas shall become the property of the Landlord. A pull string shall be installed in any conduit from which cabling is removed.
Communications Infrastructure
Tenant Suite Cable Specifications
Tenant in-suite cabling is generally left to the tenant’s discretion. However, at Summit the focus is on technology. Parker Properties’ commitment to providing a state of the art facility for its’ tenants is very apparent in the Summit’s architecture, HVAC systems, power, security and communications design. A cohesive CIM strategy is essential to the support and enhancement of this environment. Therefore, the implementation and enforcement of the following standards shall apply:
1.	Data cabling systems must be Enhanced Category-5 or greater. All components in the system including cable, jacks, and patch panels must comply with EIA/TIA 568A and Technical Services Bulletin 97 and pass all channel and link tests for Enhanced Category-5. Test results shall be provided to building management and kept on record.

2.	All Tenant-installed data cabling shall be tested and certified to current gigabit per second transmission standards. Any maintenance performed to such cabling shall require new testing and certification to these standards. Copies of such certifications should be submitted to Landlord within 48 hours of completion of the Work Order.

3.	Voice cabling systems must be Category-3 or greater. All components in the system including cable, jacks and patch panels must comply with EIA/TIA 568A and pass all tests for Category-3. Test results shall be provided to building management and kept on record. Landlord’s riser management vendor will oversee all third party voice cabling to ensure all horizontal cabling policies and procedures are met.

4.	All tenant cabling shall be installed parallel to or at 90 degree angles to the building’s exterior walls and tenant hallways. Cabling shall be routed from the tenant communication backboard to the tenant communication outlets in bundles above hallways were possible. Under no circumstances shall cabling be installed in a radial “spider web” fashion.

5.	All cabling shall be independently supported on J-hooks suspended from the building structure. Cabling shall not be attached to existing conduit, ducts, pipes or cable systems for support.

6.	All cabling shall be terminated in Landlord approved wall plates or patch panels, which shall be permanently attached to the walls of the tenant suite or shall be installed in telecommunications closets to Landlord-approved specifications.

7.	In an emergency or upon 24-hour advance notice from the Landlord, all telecommunication spaces, pathways, cables, and equipment shall be made available for inspection by Landlord or Landlord’s designated riser management company to ensure compliance with the above standards. Tenant will be responsible for the correction of any sub-standard workmanship and re-inspection fees.
Communications Infrastructure
Definitions
For the purpose of agreement, the following terms shall apply:

Communications Infrastructure: All voice and/or data transmitting communications cabling, terminations, cross-connections, backboards, equipment and related conduit within and between the buildings’ and/or tenants’ Communications Closets

Communications Closet: Any closet or room located on the property associated with the Communications Infrastructure
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MPOE: (Minimum Point of Entry) That point where the local telephone company (Pacific Bell) or other service provider (Verizon, BHI, Cox, MCI, etc.) terminates their cable and/or responsibility for service.

IDF: (Intermediate Distribution Facility) The building communications closets on each floor, other than the MPOE, through which the riser system passes on its way to tenants suites or other remote areas.

Riser Cabling: The cable installed to extend services from the MPOE to tenant suites and/or other remote communications equipment.

Horizontal Cabling: The cable installed within tenant’s suite to extend voice and data services from tenant’s communications closet to tenant’s individual workstations.

Hi-Cap: High capacity circuits such as T-1, Frame Relay and DSL

POTS: “Plain Old Telephone Service” — standard voice grade circuits
EXHIBIT G

EXHIBIT H
EXTERIOR SIGN LOCATION
[ATTACHED]
EXHIBIT H

EXHIBIT I
FORM LETTER OF CREDIT
Letterhead of issuing bank)

FAX NO. [(___) __-____]	[Insert Bank Name And Address]
SWIFT: [Insert No., if any]

DATE OF ISSUE: _______________

BENEFICIARY:	APPLICANT:
[Insert Beneficiary Name And Address]	[Insert Applicant Name And Address]

LETTER OF CREDIT NO. _________

EXPIRATION DATE:	AMOUNT AVAILABLE:
________ AT OUR COUNTERS	USD[Insert Dollar Amount]
(U.S. DOLLARS [Insert Dollar Amount])
LADIES AND GENTLEMEN:
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON (Expiration Date) AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):
     1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
     2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Beneficiary’s Name], A [Insert Entity Type] (“BENEFICIARY”) STATING THE FOLLOWING:
“THE UNDERSIGNED HEREBY CERTIFIES THAT THE BENEFICIARY, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN SUMMIT OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT UNDER SUCH LEASE TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST THIRTY (30) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN SUMMIT OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT
EXHIBIT I

UNDER THAT CERTAIN SUMMIT OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF TENANT BEING PLACED INTO RECEIVERSHIP OR CONSERVATORSHIP UNDER FEDERAL OR STATE LAW UNDER THAT CERTAIN SUMMIT OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”).”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF TENANT EXECUTING AN ASSIGNMENT FOR THE BENEFIT OF CREDITORS UNDER THAT CERTAIN SUMMIT OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”).”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FITCH CREDIT RATING OF THE ISSUING BANK FALLING BELOW ____ UNDER THAT CERTAIN SUMMIT OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”).”
SPECIAL CONDITIONS:
PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.
ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]
ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.
ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.
IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF (Expiration Date).
THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES BY APPLICANT. IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.
ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. __________.”
WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time — (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time — (e.g., 11:00 AM)], ON A
EXHIBIT I

BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.
PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number — (___) __-____], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number — (___) __-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.
WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date).
IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.
EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours, (Name of Issuing Bank)
By:

EXHIBIT I